UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 29, 2015

General Cable Corporation
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-12983 (Commission File Number)	06-1398235 (IRS Employer Identification No.)

4 Tesseneer Drive Highland Heights, Kentucky 41076-9753 (Address of principal executive offices, including zip code)

(859) 572-8000 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02    Termination of a Material Definitive Agreement.
General Cable Corporation (the “Company”) previously announced that it had entered into a Purchase Agreement (the “Purchase Agreement”) with MM Logistics Co., Ltd., a Thai incorporated company (“MML”) related to the sale of the Company’s operations in each of Australia, China, New Zealand and Thailand (collectively, the “Asia Pacific operations”). As previously announced, the closing with respect to the Company’s operations in Thailand occurred on August 31, 2015 for cash consideration of approximately $88 million. The closing of the sale of the Thailand operations was the first of a two-step closing process. The Company had also previously announced that it expected to close on the second step of its two-step closing for its remaining Asia Pacific operations by September 30, 2015.
On September 29, 2015, the Company received notice from MML alleging that certain closing conditions in the Purchase Agreement were unsatisfied or incapable of satisfaction and purportedly terminating the Purchase Agreement pursuant to Section 8.1. The Company believes that MML’s failure to close on the remaining Asia Pacific operations and MML’s purported termination of the Purchase Agreement is itself a material breach of the Purchase Agreement. The reporting of this event under Item 1.02 does not constitute an acknowledgment by the Company that the Purchase Agreement has been properly terminated. The Company is considering all of its options against MML under the Purchase Agreement, at law and in equity.
The material terms of the Purchase Agreement were summarized in the Company’s Current Report on Form 8-K filed on June 30, 2015. Such summary of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement filed as Exhibit 2.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL CABLE CORPORATION

September 29, 2015	By:	/s/ EMERSON C. MOSER
Emerson C. Moser
Senior Vice President, General Counsel and Corporate Secretary

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